Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2026 relating to the financial statements of Atrium Therapeutics, Inc. appearing in the Registration Statement on Form 10 of Atrium Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Diego, California

April 17, 2026